EXHIBIT 10.7
Description of 2008 Palo Verde Specific Compensation Opportunity for
Randall K. Edington
Consistent with the letter agreement between the Company and Mr. Edington, dated December 20, 2006, the Company adopted the 2008 Palo Verde Specific Compensation Opportunity. Mr. Edington has the opportunity to receive up to $125,000 upon the achievement of performance measures tied to Palo Verde maintenance and technical programs, performance improvements as documented by INPO, NRC findings, and operational performance.